EXHIBIT 4.1

LOAN AGREEMENT

This Loan Agreement dated January 7, 2003, between John N. Ehrman, an individual residing at 333 North Sam Houston Parkway E, Suite 910, Houston, Texas 77060 (the "Borrower") and International Mercantile Holding Group, Inc., a New York corporation having a place of business at 666 Fifth Avenue, Suite 125, New York, New York 10103 (the "Lender").

WITNESSETH

WHEREAS, the Borrower has requested the Lender provide a loan in the amount of sixty three thousand dollars ($63,000.00); and

WHEREAS, the Lender is willing to furnish such loan, but only upon the terms and conditions contained herein, including, without limitation, the execution, delivery, and, where, if appropriate, the filing or recording of certain collateral security instruments.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"Collateral" shall mean two million (2,000,000) shares of Rocky Mountain Energy Corporation (US:RMEC).

"Default" shall mean any of the events specified in Section 7.1 hereof.

"Event of Default" shall mean any of the events specified in Section 7.1 hereof.

"Fair Market Value" shall mean with respect to each of the shares included in Collateral and for any day (a) if the principal market for the Collateral is a national securities exchange, the average of the highest and lowest sales prices per share of the Collateral on such day as reported by such exchange or on a composite tape reflecting transactions on such exchange, (b) if the principal market for the Collateral is not a national securities exchange and the Collateral is quoted on The Nasdaq Stock Market ("Nasdaq"), and (i) if actual sales price information is available with respect to the Collateral, the average of the highest and lowest sales prices per share of the Collateral on such day on Nasdaq, or (ii) if such information is not available, the average of the highest bid and lowest asked prices per share of the Collateral on such day on Nasdaq, or (c) if the principal market for the Collateral is not a national securities exchange and the Collateral is not quoted on Nasdaq, the average of the highest bid and lowest asked prices per share of the Collateral on such day as reported on the OTC Bulletin Board Services or by the National Quotation Bureau, Incorporated or a comparable service.

"Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"Loan" shall mean the amount of monies borrowed by Borrower from Lender under Section 2.1 hereof.

"Loan Agreement" shall mean this Loan Agreement including all Exhibit and Schedules hereto as amended or supplemented from time to time.

"Loan Documents" shall mean collectively, this Loan Agreement, the Note, and the Pledge Agreement, and all other agreements, documents, instruments or certificates delivered in connection with the Loan Agreement.

"Note" shall mean the promissory note described in Section 2.1 hereof and attached hereto as Exhibit 2.1 or any promissory note issued in exchange therefore.

"Obligations" shall mean all obligations and liabilities of the Borrower to Lender whether now or hereafter existing, including but not limited to under the Loan Documents.

"Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

"Pledge Agreement" shall mean the Agreement attached hereto as Exhibit 4.3.

1.2. Use of Defined Terms. All terms defined in this Loan Agreement shall have such defined meanings when used (without definition) in the Note, the Pledge Agreement, certificates or other documents made or delivered pursuant to this Loan Agreement.

1.3 Lender's Discretion. Whenever the terms "satisfactory to," "determined by," "acceptable to," "shall elect," "shall request," or similar terms are used in this Loan Agreement or any of the other Loan Documents to apply to Lender, except as otherwise specifically provided herein or therein, such terms shall mean satisfactory to, at the election of, determined by, acceptable to, or requested by, as applicable, Lender, in its sole discretion.

1.4. Statements as to Knowledge. Any statements, representations or warranties which are based upon the knowledge of the Borrower shall be deemed to have been made after due inquiry with respect to the matter in question but without Borrower being required to seek an opinion of counsel with respect thereto.

SECTION 2. AMOUNT AND TERMS OF LOAN

2.1 Loan. Subject at all times to all of the terms and conditions of this Loan Agreement, the Lender agrees to advance to Borrower sixty three thousand dollars ($63,000.00) which sum shall be delivered to the account of John N. Ehrman at J.P. Morgan Chase Bank, Houston, Texas, account No. 0450-102-5337, ABA No. 113 000 609, within forty eight hours of confirmation of receipt of the Collateral to: the account of International Mercantile Holding Group Inc., as custodian, with Pershing, DTC Id. No. 0443, Account No. 40K-129605. Such Loan is to be evidenced by a Promissory Note in the format of Exhibit 2.1 attached hereto and shall have a term commencing on the date hereof and terminating on December 30, 2005, (the "Maturity Date" or "Maturity"). The Maturity Date may be extended by the mutual agreement of Lender and Borrower on the same terms and conditions as forth herein (or on such other and differing terms and conditions as the Lender and Borrower may agree upon, provided, however that the term of this Agreement may not exceed five years). Lender agrees that upon the payment of a fee equal to twenty five basis points (0.25%) of the principal amount being borrowed, this Agreement's term shall be extended for a period of two years.

2.2. Fees and Interest.

(a) Upon delivery of the Loan proceeds by Lender to Borrower, Lender will assess a fee equal to ten percent (10%) of the principal amount being borrowed upon said amount and will deduct that fee from the principal amount being borrowed for the benefit of the finder(s) / broker(s).

(b) The Borrower shall pay to the Lender interest on the unpaid principal amount of the Loan, for the period commencing on the date hereof until such Loan is paid in full at a rate per annum equal to the PRIME rate ("PRIME") of the first day of the interest period, adjusted as and when the PRIME Rate changes, but in no event in excess of the maximum permitted under applicable law.

(c) Interest on the Loan shall be computed on the basis of a 360-day year for the actual number of days elapsed, shall be due and payable semi annually in arrears, commencing on July 1, 2003 for the preceding six months.

(d) In the event that Borrower fails to timely pay any interest or principal hereunder when due or upon the occurrence of any Event of Default (hereinafter defined) hereunder, such unpaid principal or interest shall accrue interest thereafter at a rate per annum equal to three percent (3%) above the rate otherwise applicable thereto (the "Post-Default Rate") and shall be payable on demand. Any change in the Post-Default Rate hereunder due to a change in the PRIME shall be effective as of the date of such change in the PRIME.

2.3. Principal Payment. Principal payment on account of the Note shall be on December 30, 2005. The amount of the principal payment shall equal the amount of Borrower's Obligations to Lender then outstanding on December 30, 2005.

2.4. Application of Payments. Any funds received from or on behalf of the Borrower (whether pursuant to any of the terms and provisions of the Note or otherwise) by Lender shall be applied to the following items in the following manner:

(i) the payment to or reimbursement of Lender for any fees and expenses for which it is entitled to be paid or reimbursed pursuant to any of the provisions of the Loan Documents;

(ii) the payment of any accrued and unpaid interest or principal of the Note; and

(iii) for such use of the Lender as it may elect.

2.5. Closing. The execution and delivery of the Loan Documents at the offices of International Mercantile Holding Group Inc. (the "Closing" or the "Closing Date").

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Lender that:

3.1 No Liens or Restrictions. The shares of stock constituting the Collateral are so owned as of the date of this Loan Agreement by the Borrower, free and clear of any Lien and said shares are freely transferable securities. The foregoing notwithstanding, the shares are "restricted securities" as defined by Rule 144 promulgated by the U.S. Securities and Exchange Commission and may only be publicly offered and sold pursuant to said Rule 144 or an effective registration filed with the U.S. Securities and Exchange Commission for the shares.

3.2 Consents. This Loan Agreement and all the other Loan Documents executed by and to be executed by Borrower constitute valid and binding obligations of Borrower enforceable in accordance with their respective terms. To the Borrower's knowledge, no consent of any other party and no consent, license, approval, or authorization of any governmental authority is required in connection with the borrowing by Borrower hereunder, the execution, delivery, and performance of this Loan Agreement, and any of the other Loan Documents executed or to be executed in connection herewith.

3.3 No Conflicts. The borrowing by the Borrower hereunder and the execution and delivery by the Borrower of this Loan Agreement and other Loan Documents executed and to be executed by Borrower, do not conflict with or result in the breach of any agreement, mortgage or similar instrument under which Borrower or any of his properties are bound, or, to Borrower's knowledge, any law, rule, or regulation of any governmental agency applicable to him or said properties.

3.4 Litigation. There is no action or proceeding pending or, to the knowledge of Borrower, contemplated or threatened against Borrower before or by any court, arbitrator, grand jury or administrative agency, any governmental authority, bureau, agency, or instrumentality which might reasonably foreseeable result in a material adverse change in the financial condition of Borrower.

3.5 No Defaults. Borrower is not in default in the payment or performance of any of his obligations or in the performance of any contract, agreement or other instrument to which he is a party or by which any of his assets or properties may be bound.

3.6 Holding Period. Borrower has been the beneficial owner of the shares since ________.

SECTION 4. CONDITIONS TO LENDER'S OBLIGATIONS

The obligation of the Lender to make the Loan is subject to the satisfaction of the following conditions precedent (to the satisfaction of the Lender):

4.1 Pledge. The Borrower shall have delivered to the Lender:

a. the Note, in the form of Exhibit 2.1 attached hereto, duly executed by the Borrower,

b. the Pledge Agreement, in the form of Exhibit 4.1 attached hereto, duly executed by the Borrower,

c. the stock in DTC form representing the Collateral, accompanied by stock powers (if required) duly executed by the Borrower in blank and "signature guaranteed" by any member firm of a registered national securities exchange or a commercial bank in form and substance satisfactory to transfer title to the Collateral,

d. an irrevocable proxy in form and substance satisfactory to the Lender, duly executed by the Borrower, and

e. an undertaking in form and substance satisfactory to the Lender, duly executed by the Borrower.

4.2 Legal Matters. All matters and all documentation and other instruments in connection with the Loan shall be satisfactory in form and substance to Lender and its counsel, and counsel to Lender shall have received copies of all documents which it may reasonably request in connection with the Loan.

4.3 Regulations. The making of the Loan by Lender to Borrower and the other transactions contemplated hereby, including but not limited to the execution, delivery and performance of the Pledge Agreement shall be in compliance with applicable laws and government regulations imposed upon Lender and the Borrower.

4.4 Lien Searches. Appropriate UCC, tax and judgment and other lien, property and title searches of public records with respect to Borrower shall have been obtained by Lender and shall be satisfactory in all respects to Lender and its counsel. Borrower shall pay the cost of obtaining such searches in a sum not exceeding $250.

4.5 No Judgment and Litigation. Lender shall have received evidence that (i) there exists no judgment, order, injunction or other restraint issued or filed which prohibits the making of the Loan or the consummation of the other transactions contemplated hereby, and (ii) no action, suit, litigation or similar proceeding at law or in equity by or before any court, governmental authority, or agency exists or is threatened with respect to the transactions contemplated hereby.

SECTION 5. AFFIRMATIVE COVENANTS

Borrower hereby covenants that, so long as any of the Obligations remains outstanding and unpaid, Borrower shall, unless otherwise consented to in writing by Lender:

5.1 Notices. Promptly give notice in writing to Lender of (a) the occurrence of any Default or Event of Default under this Loan Agreement or any other Loan Document or (b) of any default whether or not any requirement for the giving of notice or the lapse of time or both has been satisfied under any instrument or agreement of Borrower which could have a materially adverse effect on the Collateral.

5.2 Notice of Litigation and Other Matters. Promptly upon learning of (a) the institution of any investigation or proceeding by any governmental authority or agency; or (b) any action, suit, proceeding which names as a party or may effect the Borrower involving individually amounts greater than $5,000,000 and in the aggregate greater than $5,000,000, Borrower shall give notice to the Lender of any of the foregoing events describing the substance and status of the matter involved.

SECTION 6. NEGATIVE COVENANTS

Borrower covenants that so long as any of the Obligations remains outstanding and unpaid, the Borrower shall not without Lender's express prior written consent, create, assume or suffer to exist any Lien of any kind upon any of the Collateral, except for liens and security interests in favor of Lender.

SECTION 7. EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. An "Event of Default" shall exist if any one or more of the following shall occur:

(a) Failure by Borrower to pay the principal of the Note within ten business days of the date when due, whether on the date fixed for payment or by acceleration or otherwise, or the failure by Borrower to pay any interest on the Note within ten business days of the date such interest becomes due; or

(b) If any representation or warranty made by Borrower in this Loan Agreement or in any certificate or statement furnished at the time of Closing or pursuant to this Loan Agreement or any other Loan Document shall prove to have been knowingly untrue or misleading in any material respect at the time made; or

(c) Default by Borrower in the performance or observance of any covenant or agreement contained in this Loan Agreement or default in any other Loan Document which is not cured within any applicable grace period for therein, if any; or

(d) A final judgment for the payment of money in excess of $5,000,000 shall be rendered against Borrower, and such judgment shall remain undischarged for a period of sixty days from the date of entry thereof unless within such sixty day period such judgment shall be stayed, and appeal taken therefrom and the execution thereon stayed during such appeal; or

(e) If the Borrower shall default in respect of any evidence of indebtedness or under any agreement under which any notes or other evidence of indebtedness of Borrower are issued, if the effect thereof is to cause, or permit the holder or holders thereof to cause, such obligation or obligations in an amount in excess of $5,000,000 in the aggregate to become due prior to its or their stated maturity or to permit to acceleration thereof; or

(f) If an Event of Default under the Pledge Agreement of even date herewith shall occur and any grace period provided for therein shall have expired; or

(g) If Borrower shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of his properties, or any such official is placed in control of such properties, or Borrower admits in writing his inability to pay his debts as they mature, or the Borrower shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to him or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or other relief with respect to him or his debts; or

(h) There shall be commenced against Borrower any action or proceeding of the nature referred to in subsection (g) of this Section 7.1, or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of the property of Borrower, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty days; or

(i) The Pledge Agreement shall cease at any time after its execution and delivery and for any reason to create a valid and perfected first priority security interest in and to the property subject thereto or the validity or priority of such security interest shall be contested by Borrower or by any other Person; or any of the other Loan Documents shall at any time after their execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by Borrower or by any other Person; or

(j) The Fair Market Value of the Collateral shall at any time be less than twenty percent (20%) of the amount of the Obligations.

7.2 Rights. Upon the occurrence of an Event of Default, the Note, together with any accrued and unpaid interest thereon, shall be immediately due and payable without notice, demand, presentment, or protest, all of which are hereby expressly waived.

At any time after the date first above written, Lender shall thereupon have the rights, benefits, and remedies afforded to it under any of the Loan Documents with respect to the Collateral and may take, use, sell or otherwise, encumber or dispose of the Collateral as if it were the Lender's own property. Borrower agrees that Lender may or may not proceed, as it determines in its sole discretion, with any or all other rights, benefits, and remedies which it may have against Borrower.

7.3 Accounting for the Sale of Collateral. In the event of any sale of the Collateral, the Lender shall account to the Borrower for the number of shares sold, the proceeds of such sale and the application of the proceeds to the Obligations. In the event there is Collateral remaining after payment of all accrued interest, principal and costs to the Lender, the Lender shall return the remaining, unsold portion of the Collateral to the Borrower.

7.4 Manner of Sale of the Collateral. The Lender acknowledges that the Collateral shares are "restricted securities" " as defined by Rule 144 promulgated by the U.S. Securities and Exchange Commission and may only be publicly offered and sold pursuant to said Rule 144 or an effective registration filed with the U.S. Securities and Exchange Commission for the shares. The Lender represents and warrants to the Borrower that any public offer or sale of Collateral shall be pursuant to Rule 144.

SECTION 8. MISCELLANEOUS

8.1. Redelivery of Collateral. Lender agrees that, within three business days of Borrower's full payment of the Obligations, to return the Collateral to Borrower at the address specified herein for the giving of notices or to such other person and address as Borrower specifies in writing to Lender.

8.2 Notices. Any notices, quarterly statements of collateral disposition, broker dealer or clearing house representations and warranties as to status of Collateral, requests or other communications to either of the parties by the other shall be in writing and shall be deemed duly given on the earlier of the date the same is delivered in person or when deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, as follows:

If to Lender:

International Mercantile Holding Group

666 Fifth Avenue

Suite 125

New York, New York 10103

If to the Borrower:

John N. Ehrman

333 N. Sam Houston Pkwy E

Suite 910

Houston, Texas 77060

Either party may designate by notice in writing to the other a new address to which notices, requests and other communications hereunder shall be given.

8.3 Construction. This Loan Agreement, the Note and all instruments or agreements delivered hereunder shall be governed by and construed in accordance with the laws of the State of New York, excluding therefrom any principles of conflicts of laws. If any of the provisions of this Loan Agreement shall be or become illegal or unenforceable under any law, the other provisions shall remain in full force and effect.

8.4 Further Assurances. Borrower hereby agrees to execute and deliver such further instruments and documents as may be reasonably requested by Lender in order to carry out fully the intent and accomplish the purposes of this Loan Agreement and the transactions referred to herein. Borrower agrees to take any action which Lender may reasonably request in order to obtain and enjoy the full rights and benefits granted to Lender by this Loan Agreement and each other agreement, instrument and document delivered to Lender in connection herewith, including specifically, at Borrower's own cost and expense, the use of its best efforts to assist in obtaining consent of any government agency or self-regulatory organization for an action or transaction contemplated by this Loan Agreement which is then required by law.

8.5 Survival of Agreements. Except as herein provided, all agreements, representations and warranties made herein and in any certificate delivered pursuant hereto, shall survive the execution and delivery of this Loan Agreement and the Note, and shall continue in full force and effect until the indebtedness of Borrower under the Note and all other Obligations have been paid in full.

8.6 Entire Agreement. This Loan Agreement and Other Loan Documents contain the entire agreement between the parties hereto and may be amended, changed or terminated only by an instrument in writing signed by the parties hereto.

8.7 Waivers. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege under this Loan Agreement or under the Note, or any agreement or instrument delivered to Lender hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Loan Agreement, the Pledge Agreement or the Note or any agreement or instrument delivered hereunder shall be effective unless executed by Lender and any such waiver shall not constitute a waiver in the future of any of the provisions of any of the foregoing documents, except as may be specifically provided in any such waiver. No notice to Borrower from Lender shall entitle Borrower to any other or further notice in any circumstance unless expressly provided for in such notice or this Loan Agreement. No course of dealing between Borrower and Lender shall operate as a waiver of any of the rights of Lender under this Loan Agreement.

8.8 Gender and Number. Unless the context otherwise requires, when used herein, the singular includes the plural, and vice-versa, and the masculine includes the feminine and neuter, and vice-versa.

8.9 Captions. Captions used herein are inserted for convenience only and shall not be given any legal effect.

8.10 Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

8.11 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns except that the rights and obligations of Borrower hereunder may not be assigned or transferred in any respect. The provisions of this Loan Agreement are intended to be for the benefit of any holder, from time to time, of the Note and shall be enforceable by any such holder, whether or not an expressed assignment to such holder of rights under this Loan Agreement has been made by Lender or its successors or assigns.

8.12 Confidentiality. This Loan Agreement and the other Loan Documents are to be kept confidential and are not to be reproduced in any manner whosoever for Persons other than the parties hereto. Each Party agrees not to circumvent the legitimate interests of the other party and to maintain this transaction in strict confidentiality. Each party agrees to maintain the confidentiality of any trade secrets, techniques, and contracts and contacts of the other party. Each party agrees not to engage in unauthorized communications (i.e. telephone calls, written inquiries, etc.) with the other party's banks, insurers, contracting parties and contacts.

8.13 Consent to Jurisdiction: Venue; Jury Trial Waiver. Borrower hereby consents to the jurisdiction of the courts of the State of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of any of Borrower's obligations under or with respect to this Loan Agreement, and expressly waives any and all objections Borrower may have as to venue in any of such courts. In addition, Borrower consents to the service of process by United States certified or registered mail, return receipt request, addressed to Borrower at the address provided herein. Borrower also, to the extent permitted by law, waives trial by jury in any action brought on or with respect to this Loan Agreement and agrees that in the event this Loan Agreement shall be successfully enforced by suit or otherwise, Borrower will reimburse the holder or holders of the Obligations, upon demand, for all reasonable expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees and expenses.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

Borrower:

By:

For: John N. Ehrman

Lender:

By:

For: International Mercantile Holding Group, Inc.

IT IS SPECIFICALLY AGREED AND UNDERSTOOD THAT THE TRANSMITTAL OF THIS LOAN AGREEMENT DOES NOT CONSTITUTE AN OFFER BY THE PROPOSED LENDER AND THAT THE PROPOSED LOAN AGREEMENT SHALL NOT BE BINDING UPON THE PROPOSED LENDER UNLESS ACTUALLY SIGNED BY THE LENDER. MOREOVER, IT IS SPECIFICALLY AGREED THAT THE ENCLOSED DOES NOT REPRESENT A NOTE OR MEMORANDUM OF AGREEMENT UNTIL EXECUTED AND PERFORMED. THE LENDER SHALL BE UNDER NO OBLIGATION TO PROCEED WITH THE CONSUMMATION OF THIS TRANSACTION.